CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in the Registration Statement pertaining to the 1996 stock option plan of Motorcar Parts & Accessories, Inc. on Form S-8 of our report dated May 16, 1997 on our audit of the financial statements which is included in the annual report on Form 10-K for the year ended March 31, 1997.




/s/ Richard A. Eisner & Company, LLP

New York, New York
October 14, 1997